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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independent Bank Corp.:

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-27999, 33-13158, 33-50770, 33-65114, 33-75530, 33-60293,
33-04259, 333-27169, 333-31107 and 333-82998) of Independent Bank Corp. and
subsidiaries of our report, dated May 14, 2004, with respect to the statements of net assets available for benefits of Rockland Trust Company Employee Savings and Profit Sharing Plan as of December 31, 2003 and 2002, the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and the supplemental schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of Rockland Trust Company Employee Savings and Profit Sharing Plan.

Boston, Massachusetts
June 24, 2004